Exhibit 5.1

January 30, 2023

Sonnet BioTherapeutics Holdings, Inc.

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel for Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering an underwritten public offering of (A) up to $12,000,000 of either (i) shares (the “Firm Shares”) of common stock par value $0.0001 per share (the “Common Stock”) or (ii) pre-funded warrants to purchase shares of Common Stock (each a “Pre-Funded Warrant,” and each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share”), in lieu of such Firm Shares, (B) up to $1,800,000 of shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”) that may be sold by the Company pursuant to the exercise of an option granted to the underwriters to purchase additional shares and (C) up to $13,800,000 of common warrants to purchase shares of Common Stock accompanying the Shares and/or Pre-Funded Warrants (each a “Common Warrant,” and each share of Common Stock underlying a Common Warrant, a “Common Warrant Share”), which includes $1,800,000 of Common Warrants that may be sold by the Company pursuant to the exercise of an option granted to the underwriters to purchase additional Common Warrants, and the issuance of $1,207,500 of underwriter warrants to purchase shares of Common Stock (each an “Underwriter Warrant,” and each share of Common Stock underlying an Underwriter Warrant, an “Underwriter Warrant Share”) issuable to the representative of the several underwriters in the offering. The Shares, Pre-Funded Warrants, Common Warrants and Underwriter Warrants are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the representative of the several underwriters named therein. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Underwriting Agreement, (v) the form of Pre-Funded Warrant, (vi) the form of Common Warrant, (vii) the form of Underwriter Warrant and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares, when issued and sold as contemplated in the Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) when the Pre-Funded Warrants are duly executed and delivered by the Company and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, such Pre-Funded Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iii) when the Common Warrants are duly executed and delivered by the Company and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, such Common Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (iv) when the Underwriter Warrants are duly executed and delivered by the Company in accordance with the terms of the Underwriting Agreement, such Underwriter Warrants will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles, (v) the Pre-Funded Warrant Shares have been duly authorized and, when issued upon the due exercise of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable, (vi) the Common Warrant Shares have been duly authorized and, when issued upon the due exercise of the Common Warrants, will be validly issued, fully paid and non-assessable, and (vii) the Underwriter Warrant Shares have been duly authorized and, when issued upon the due exercise of the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Pre-Funded Warrants and the Underwriter Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/Lowenstein Sandler LLP

Lowenstein Sandler LLP,